Exhibit 99(b)
FOR IMMEDIATE RELEASE

CONTACT:    John G. Zimmerman           Jim Goldman/Stefanie King
            Vice President & CFO        Edelman Financial
            Perceptron, Inc.            212-704-8255/8291

                  PERCEPTRON ANNOUNCES RECORD FOURTH QUARTER
                           AND TWELVE MONTH RESULTS

HIGHLIGHTS

         1996 sales increase 33% to $49.6 million

        Fourth quarter sales increase 20% to $16.1 million

        Pre-tax income increases 38% for the year and 32% for the quarter

        Earnings per share reach $0.50 for the quarter

        Earnings per share reach $1.30 for the year before the previously reported non-cash charge of $0.27 per share

        New order booking total $54.4 million for the year, an increase of 29% from the prior year

        Fourth quarter bookings increase 59%, reach $21.3 million

        $2.8 million order received in fourth quarter from first-tier auto supplier

        $1.0 million in fourth quarter orders from forest products and steel processing industries


                                 Financial Summary Table
                            (in $000's except per share data)

                         Three Months Ended       Twelve Months Ended
                              December                  December
                       1996     1995   % Change   1996     1995  % Change

Net Sales            $16,098  $13,388     20%    $49,679  $37,291   33%
Gross Profit          10,197    8,437     21%     30,690   23,116   33%
Non-cash stock
  compensation expense     0        0              3,202    1,377
Pre-tax income         5,474    4,141     32%     10,964    7,927   38%
Income tax             1,583        0              3,070     (482)
Net income             3,891    4,141     (6)%     7,894    8,409   (6)%
Net income per
  share*            $    .50  $   .56*   (10)%   $  1.03   $ 1.16* (11)%

Weighed average
  shares
  outstanding          7,706    7,391      4%      7,636    7,258     5%

* Net income per share would have been $0.40 and $0.84 for the three and twelve month periods of 1996, respectively, had income been taxed at 1996 rates


PLYMOUTH, MI, February 4, 1997 - Perceptron, Inc. (Nasdaq: P
RCP) today reported record sales and pre-tax earnings for the fourth quarter, 1996. Sales rose 20% from the prior year period to reach $16.1 million. Earnings before taxes reached $5.5 million, 34% of sales, which represented a 32% increase from the 1995 fourth quarter. Net income was $3.9 million or $0.50 per share, compared to the prior year results of $4.1 million, $0.56 per share, when earnings were not taxed. On a comparable basis, if the prior year earnings were taxed at the 1996 rate, the earnings per share would have been $0.40.

For the full year of 1996, sales reached $49.6 million, a 33% increase from 1995 sales of $37.3 million. Earnings per share in 1996 were $1.30, before the previously reported $2.1 million non-cash charge, net of taxes, or $.27 per share, to reflect adjustments in accounting for stock options. Net earnings were $7.9 million or $1.03 per share after the adjustment. 1995 earnings were $8.4 million or $1.16 per share after a $0.9 million non-cash charge, net of taxes, or $.0.12 per share, to reflect adjustments in accounting for stock options. There was no provision for income tax in 1995 due to the Company's tax loss position. 1995 earnings, if adjusted for taxes would have been $0.84 per share. In each year, the non-cash adjustment applied only to the first nine months. No adjustments was made in the fourth quarter of either year.

Bookings in the fourth quarter were strong, totaling $21.3 million, a 59% increase over the prior year. For the year of 1996, new orders amounted to $54.4 million, a 29% increase over the $42.3 million received in 1995.
Order backlog at the end of 1996 stood at $21.0 million, a 29% increase over the $16.3 backlog at the end of 1995. Included in the fourth quarter orders were a $2.8 million order from a major first-tier automotive supplier; a $0.5 million order from Trident Systems, Inc., a forest products system integrator; and a $0.5 million from the steel processing industry for furnace inspection. Perceptron received an additional $2.0 million booking from Trident Systems in January, 1997.

Alfred A. Pease, Chairman, President and Chief Executive Officer of Perceptron stated, "The Perceptron team has once again delivered record results to its customers and its shareholders. We are very pleased with our sales, bookings, and earnings for 1996, which demonstrate the continuing strength of our core automotive business and our progress in developing our non-automotive businesses. We are encouraged by the customer satisfaction engendered by our 1996 forest products beta test sites and operational installations.

"Our first-tier supplier booking is also important in that it extends our proven product line to a new set of customers. It also positions us earlier in the automobile production process and provides the Company with a new base of customers from which to leverage additional sales. And, as mentioned in yesterday's acquisition announcement, the alliance of Perceptron with Autospect is an important element of our strategy to broaden and deepen the penetration in our core automotive segments while diversifying into other markets. The merger of the two companies allows Perceptron to provide a broader solution to the worldwide auto industry fit and finish challenge."

The Company also announced it has purchased certain assets and intellectual property of HGV Vosseler GmbH & Co. KG of Oehringen, Germany in exchange for 82,150 shares of Perceptron common stock. This transaction enhances Perceptron's global technology base and shortens the time to market for products under development.

Perceptron designs, manufactures and markets information based process measurement and guidance solutions for industry. Perceptron's systems are recognized in a number of industries and market segments as important tools for improvement of both quality and efficiency. Perceptron markets and sells its products worldwide through its offices in Michigan, Germany, Brazil, the Netherlands, Korea, and Japan.

Safe Harbor Statement

Certain statements in this press release are "forward looking statements" within the meaning of the Securities Exchange Act of 1934. Actual results could differ materially from those in the forward looking statements due to a number of uncertainties, including, but not limited to, the ability of the Company to resolve technical issues inherent in the development of new products and technologies, the ability of the Company to identify and satisfy market needs, general product development and commercialization difficulties, the quality and cost of competitive products already in existence or developed in the future, the level of interest existing and potential new customers may have in new products and technologies generally, the continuation or acceleration of the automotive industry's retooling programs, rapid or unexpected technological changes, general product demand and market acceptance risks, the ability of the Company to successfully compete with alternative and similar technologies and the effect of economic conditions.


                            Financial Tables Follow

                               PERCEPTRON, INC.

                            SELECTED FINANCIAL DATA
                          CONDENSED INCOME STATEMENTS
                                   (Audited)
                       (In $000's except per share data)


                           Three Months Ended    Twelve Months Ended
                               December 31,          December 31,
                           1996          1995    1996           1995


Net sales                $16,098       $13,388  $49,679       $37,219
Cost of sales              5,901         4,951   18,989        14,175
                          ------        ------   ------        ------
  Gross profit            10,197         8,437   30,690        23,116
                          ------        ------   ------        ------

Selling, general and
 administrative expense   3,262          3,275   11,456         9,884
Engineering, research and
  development expense     1,660          1,167    5,854         4,467
Non-cash stock compensa-
  tion expense               --             --    3,202         1,377
                          -----          -----    -----         -----
  Income from operations  5,275          3,995   10,178         7,388

Interest income, net        199            146      786           539
                          -----          -----   ------         -----
  Income before provision
    for income taxes      5,474          4,141   10,964         7,927

Provision for income
  taxes                   1,583              0    3,070          (482)
                          -----          -----   ------         ------
  Net income            $ 3,891        $ 4,141  $ 7,894        $ 8,409
                          -----          -----   ------         ------
Net income per weighted
  average common share* $   .50        $   .56* $  1.03        $  1.16*
                          =====          =====   ======         ======

Weighted average common
  and common equivalent
  shares                  7,706          7,391    7,636          7,258
                          -----          -----    -----          -----


* Net income per share would have been $0.40 and $0.84 for the three and twelve month periods of 1995, respectively, had income been taxed at 1996 rates.


                           CONDENSED BALANCE SHEETS
                                   (Audited)
                                  (In $000's)



                              December 31,        December 31,
                                  1996               1995


Cash and cash equivalents       $14,666             $14,990
Other current assets             30,815              21,064
Property and equipment, net       9,115               2,527
Other non-current assets          2,300                  --
                                 ------              ------
     Total assets               $56,896             $38,581
                                 ======              ======
Total liabilities               $10,392             $ 8,223
Shareholders' equity             46,504              30,358
                                 ------              ------
     Total liabilities and
     and shareholders'
     equity                     $56,896             $38,581
                                 ======              ======